Exhibit 99.1

FOR IMMEDIATE RELEASE

July 29, 2010

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Second Quarter Earnings

DALLAS, TEXAS, July 29, 2010 – The Federal Home Loan Bank of Dallas (Bank) today reported net income of $39.4 million for the quarter ended June 30, 2010. For the six months ended June 30, 2010, the Bank reported net income of $55.0 million.

Total assets at June 30, 2010 were $57.1 billion, compared with $58.7 billion at March 31, 2010 and $65.1 billion at December 31, 2009. The decreases in total assets for both the second quarter and the year-to-date period were largely attributable to declines in the Bank’s advances to member institutions and its long-term held-to-maturity securities portfolio. Advances were $41.4 billion at June 30, 2010, compared with $42.6 billion at March 31, 2010 and $47.3 billion at December 31, 2009. Due to principal repayments, the Bank’s held-to-maturity securities portfolio declined from $11.3 billion at March 31, 2010 and $11.4 billion at December 31, 2009 to $10.1 billion at June 30, 2010.

The Bank’s operating results for the quarter and six months ended June 30, 2010 included credit-related other-than-temporary impairment charges of $1.1 million and $1.7 million, respectively, on certain of its investments in non-agency (private-label) residential mortgage-backed securities (RMBS). The unpaid principal balance of the Bank’s non-agency RMBS holdings, all of which are classified as held-to-maturity, totaled $460.4 million at June 30, 2010, compared with $488.1 million at March 31, 2010 and $515.4 million at December 31, 2009.

The Bank’s retained earnings increased to $406.6 million at June 30, 2010, from $369.5 million at March 31, 2010 and $356.3 million at December 31, 2009. Accumulated other comprehensive loss attributable to the non-credit portion of other-than-temporary impairment losses on the Bank’s non-agency RMBS holdings declined from $68.8 million at March 31, 2010 and $66.6 million at December 31, 2009 to $62.8 million at June 30, 2010.

Additional selected financial data as of and for the quarter and six months ended June 30, 2010 is set forth below. Further discussion and analysis regarding the Bank’s second quarter and year-to-date results will be included in its Form 10-Q for the quarterly period ended June 30, 2010 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 12 district banks in the FHLBank System created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to more than 900 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank’s website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Three and Six Months Ended June 30, 2010
(Unaudited, in thousands)

	June 30, 2010	March 31, 2010	December 31, 2009
Selected Statement of Condition Data:
Investments (1)	$12,813,354	$14,854,980	$13,491,819
Advances	41,453,540	42,627,506	47,262,574
Mortgage loans held for portfolio, net	235,235	248,487	259,617
Total assets	57,063,342	58,696,797	65,092,076
Consolidated obligations, net	53,026,582	53,895,754	60,277,884
Mandatorily redeemable capital stock	7,787	7,579	9,165
Capital stock — putable	2,260,945	2,311,212	2,531,715
Retained earnings	406,608	369,485	356,282
Total accumulated other comprehensive income (loss)	(62,207)	(68,177)	(65,965)
Total capital (2)	2,605,346	2,612,520	2,822,032

	For the Three Months	For the Six Months
	Ended June 30, 2010	Ended June 30, 2010
Selected Statement of Income Data:
Net interest income	$68,409	$132,594
Credit component of other-than-temporary impairment losses	(1,103)	(1,671)
Other income (loss)	3,327	(21,238)
Total other expense	17,023	34,855
Total assessments	14,223	19,854
Net income	39,387	54,976

(1)	Investments consist of interest-bearing deposits, federal funds sold, trading securities and held-to-maturity securities.
(2)	As of June 30, 2010, March 31, 2010 and December 31, 2009, total regulatory capital was
$2,675,340, $2,688,276 and $2,897,162, respectively, which represented 4.69 percent,
4.58 percent and 4.45 percent, respectively, of total assets as of those dates.

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